Exhibit 6.3

LEASE AGREEMENT

THIS LEASE AGREEMENT made and entered into this the 19th day of April, 2017, by and between The Good Earth Organics Supply LLC, as Tenant, and Murphy RE Holding LLC, as Landlord.

1.           Premises

Landlord does hereby lease to Tenant, and Tenant does hereby lease from Landlord, those certain premises (“Premises”) consisting of those certain buildings, situated on that certain real property located at 6891 Williams Highway, Grants Pass, OR 97527.

2.           Term

This lease shall be for a term of Ten (10) years, commencing on April 19, 2017 (“Commencement Date”) and ending on April 19, 2027 (“Expiration Date”).

3.           Rent

Beginning on the Commencement Date, Tenant covenants and agrees to pay to Landlord, at Landlord’s address or at such other address directed by Landlord, without notice or demand and without any set off, abatement, counterclaim or deduction whatsoever, monthly rent in the amount of Four Thousand Dollars ($4,000.00) (“Base Rent”). Base Rent shall be paid in monthly installments in advance on or before the first day of each calendar month of the Lease Term in lawful money of the United States of America. Base Rent shall be considered delinquent if not so paid on or before the seventh (7th) day of each month.

The Base Rent will be increased annually at a rate of 5.0%. For purposes of illustration, the Base Rent in month thirteen will be $4,200.00.

In addition to the Base Rent provided above, and commencing on the Commencement Date and thereafter on the first (1st) day of each month during the Lease Term, Tenant shall pay to Landlord as additional rent in monthly installments Tenant’s share of all real estate taxes (“Real Estate Taxes”) and insurance premiums (“Insurance”) assessed or levied against or incurred in connection with the Premises, including land and common areas (“Common Areas”), as well as all of Landlord’s maintenance expenses incurred in connection with the Premises.

4.           Notices

Any notices required in accordance with any of the provisions herein or desired to be given hereunder, shall be in writing and delivered, sent by overnight courier or mailed by registered or certified mail to the parties at the following addresses (or to such other address as a party shall from time to time advise the other party by written notice given in accordance with this section):

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Landlord:

Murphy RE Holding LLC

PO Box 308

Rye, NY 10580

Attn: Mr. Timothy J. Clark

Tenant:

The Good Earth Organics Supply LLC

30088 Redwood Hwy

Cave Junction, OR 97523

Attn: Mr. Timothy J. Clark

5.           Early Termination

Notwithstanding anything to the contrary contained elsewhere in this Lease it is expressly understood and agreed between the parties hereto that Tenant is granted an option to cancel this Lease and any renewals or extensions thereof at any time upon sixty days (60 days) prior written notice to Landlord. Tenant shall pay to Landlord as liquidated damages, a sum equivalent to Twelve (12) months base rent. Upon payment of aforesaid sum, Landlord shall hold harmless and relieve Tenant from any further liability or obligation under this Lease.

6.           Delivery upon Termination

Upon expiration of the Lease term, or any subsequent renewal term, or other sooner termination of this Lease, Tenant shall deliver to Landlord possession of the Premises, together with all improvements or additions in or to the Premises, in the same condition as received, ordinary wear and tear excepted.

Tenant shall not be required to remove any of said improvements or return the Premises to its original condition upon any termination of this Lease. All said improvements shall remain in place as the Property of the Landlord. Tenant shall remove its furniture, fixtures and equipment and make any repairs occasioned by said removal upon any termination of this Lease.

7.           Use

Tenant shall use said Premises for its business and related ventures. Tenant, its employees, customers, invitees, contractors, and agents shall have access and the right to use the Common Areas, if any, including but not limited to: corridors, sidewalks, restrooms, parking lots, entryways, lobbies and elevators, subject to Landlord's reasonable written rules and regulations which shall not adversely affect Tenant's right to use the Premises.

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8.           Utilities

The Premises has access to utilities, including but not limited to electric, water, sewer, and heat. Tenant shall be responsible for paying for all utilities.

9.           Hours of Operation

Tenant's standard hours of operation shall be 8:00 a.m. to 5:00 p.m., Monday through Friday ("Standard Business Hours"), provided that, Tenant may operate evenings and weekends. Tenant and its employees shall have 24-hour access to the Premises and the Common Areas. Tenant and its employees may give its prospects, clients, agents and contractors temporary access to the Premises and the Common Areas. Tenant and its employees may conduct business on the premises during days and times outside of the Standard Business Hours. Tenant's employees are not required by this Lease to continuously occupy the Premises during Standard Business Hours due to the nature of Tenant's business operation. Tenant shall not be obligated to light the Premises or its signage beyond the Standard Business Hours.

10.         Signage

Tenant shall have the exclusive right to erect and maintain in, or about the exterior and interior of the Premises, at its own expense, all signs (electrical or otherwise) necessary or appropriate to the conduct of the business of Tenant. Upon full execution of this Lease, Tenant shall be allowed to install a temporary banner at the Premises until such time that Tenant's permanent sign is installed. Tenant's signage shall conform to all applicable local, city and county requirements.

Any signs erected or placed in or on the Premises by Tenant may be removed by Tenant at any time during the term or on the expiration or sooner termination of this Lease. Any damage caused by the erection, maintenance or removal of any and all such signs shall be fully repaired at the expense of the Tenant.

11.         Zoning

Landlord hereby warrants that the Property/land/Premises are zoned for the use intended in this Lease.

12.         Peaceable and Private Enjoyment

Landlord agrees to permit the Tenant to peaceably and quietly have and enjoy the use of the Premises and Common Areas for the purpose and for the term aforesaid. In addition, Landlord agrees to provide Tenant with access and ability to conduct business during normal business hours with the same peaceable and private enjoyment during any repairs, maintenance, and improvements.

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13.         Lease Modification and Assignment

This Lease may be modified only upon the written and signed Agreement of Landlord and Tenant. Tenant expressly covenants that it shall not assign or sublet the Premises, except to affiliates or parent companies, without the prior written consent of the Landlord, which consent shall not be unreasonably withheld.

14.         Tenant Improvements

Landlord shall deliver the Premises in “as-is” condition, with all systems in place and in good working order (electrical, mechanical, plumbing and fire suppression, if applicable), ceiling grid and tiles in place, demising walls ready for paint, and any storefront in place ready for Tenant’s improvements. Landlord will furnish Tenant with heating, ventilating, and air conditioning equipment which will create a comfortable working environment for Tenant.

15.         Repair and Maintenance

Tenant and Landlord acknowledge that the Tenant is responsible for all repair, maintenance, or replacement of the Premises.

16.         Contractor Lien

In the event a lien is filed on the Premises by a contractor under the control of the Tenant, Tenant shall have the option to bond off the lien.

17.         Condemnation

In the event of the condemnation or purchase in lieu of all or any substantial part of the Premises by any public or private corporation with the power of condemnation, Tenant reserves the right to seek a separate award due to such condemnation. Additionally, Tenant shall have the right to cancel the Lease, with no further liability to Landlord if said condemnation affects Tenant in any manner.

18.         Damage or Destruction to the Premises

In the event of damage or destruction to the Premises, the Landlord or the Tenant shall be allowed to cancel the Lease if the Landlord cannot restore the Premises within 60 days. If the Landlord can restore the Premises within said 60 days, the Landlord shall commence to do so diligently. Landlord shall notify Tenant in writing within 15 days of said damage or destruction of its ability to restore the Premises within 60 days or not. If restoration is not completely restored within 60 days, or cannot be restored within 60 days, Tenant shall have the immediate right to cancel the Lease effective from the date of occurrence of said damage or destruction, and Tenant shall have no further liability to Landlord. Rent payable hereunder for the period during which such damage, repairs or restoration continues shall be abated.

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19.         Hazardous Materials

To the best of Landlord's knowledge, the Premises contain no Hazardous Materials (as defined by the US Environmental Protection Agency), and/or harmful mold, and/or harmful contaminants, and is in compliance with all applicable local, state and federal material rules, regulations, laws and ordinances. In the event that Hazardous Materials, and/or harmful mold, and/or harmful contaminants are identified as present in the Premises during the term of this Lease, Landlord shall be responsible for the removal of said Hazardous Materials, and/or harmful mold, and/or harmful contaminants. Landlord shall hold harmless and indemnify Tenant for any hazardous waste, mold, and/or contaminant costs, clean-up, fine, damage, or judgment caused by Landlord or its agents. Tenant shall be responsible for removal of any Hazardous Materials, and/or harmful mold, and/or harmful contaminants Tenant introduces into the Premises. Landlord shall be responsible for the removal of any Hazardous Materials, and/or harmful mold, and/or harmful contaminants introduced to the Premises by third parties not controlled by Tenant. Additionally, Landlord shall continue to comply with all applicable local, state and federal material rules, regulations, laws, and ordinances.

20.         Insurance

Tenant shall carry and maintain, during the entire term hereof, at Tenant's sole cost and expense, a broad form of comprehensive commercial general liability insurance with limits of not less than $1,000,000.00 per occurrence, insuring against any and all liability of Tenant with respect to the demised Premises or arising out of the use or occupancy thereof. Tenant shall furnish Landlord, if requested, evidence that the insurance is in full force and effect from the Company issuing such insurance. Notwithstanding anything to the contrary herein, Tenant's maximum liability to Landlord shall not exceed the total amount of rent due for the entire Lease, except when insurance is available to cover a claim by Landlord.

21.         Indemnification

Tenant agrees to indemnify and hold harmless Landlord for any risk of loss, injury or damage of any kind or nature to the Property, Building, or its Common Areas, or persons at the Property, Building, its Common Areas, or Premises that results from the negligence of Tenant except when such injury or damage is a result of a malfunction of or damage to items to be maintained, repaired or provided by Landlord, or when such injury or damage is the result of Landlord's negligent act and/or willful misconduct.

Landlord agrees to indemnify and hold harmless Tenant for any risk of loss, injury or damage of any kind or nature to the Property, Building, or its Common Areas, or persons at the Property, Building, its Common Areas, or Premises that results from the negligence of Landlord except when such injury or damage is a result of a malfunction of or damage to items to be maintained, repaired, or provided by Tenant, or when such injury or damage is a result of Tenant's negligent act and/or willful misconduct.

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22.         Default

a) In the event of any non-monetary default by either party, the defaulting party shall cure or commence to cure and diligently conclude said cure, within thirty (30) days of non-defaulting party's written notice of said default. In the event that the default cannot reasonably be cured within said thirty (30) day timeframe, as long as the defaulting party has diligently commenced to cure said default within thirty (30) days from receipt of notice of default from the other party, then in such case, the defaulting party shall not be considered in default by reason of non-compliance of the thirty (30) day timeframe requirement.

b) In the event of a monetary default, Tenant shall cure said default within ten (10) days of receipt of written notice from Landlord.

23.         Late Fees

Tenant will pay said rents in a manner and form herein before specified. Tenant shall pay to Landlord the sum of five percent of the monthly rent as late fees for any rental payment unpaid to Landlord by the tenth day of the month.

24.         Holdover

Provided Tenant has not vacated the Premises, and provided Tenant has not exercised any option to renew, or has not entered into a new Lease regarding the Premises, then if Tenant holds over after the Lease term, this Lease shall revert to a month-to-month agreement upon expiration of the lease term and a ninety (90) day notice by either party shall be required to terminate this said month-to-month tenancy. All other terms and conditions of the original Lease would remain in effect during this month-to-month tenancy.

25.         Landlord's Default

In the event Landlord breaks a clause in this Lease, omits to undertake what is stated he will undertake, or acts in a manner in which the Lease states he shall not act, Tenant has the right of setoff in a subsequent month's rent for the fair value of said act, omission, repair or maintenance that hinders Tenant's leasehold interests. In addition, Tenant shall have the option to cure a default/breach of Lease by Landlord, if (a) Tenant has sent written notice to Landlord of Tenant's intent to cure, and (b) Landlord fails to cure said default/breach within thirty (30) days following Landlord's receipt of such notice from Tenant.

26.         Interruption of Lease

If any required service to be provided by Landlord is interrupted or otherwise ceases to be provided, and a substantial part of the Premises are deemed unfit for Tenant's normal use for more than three (3) days, all rent payable by Tenant shall abate until such interruption ceases. Said three (3) day period shall not begin until Landlord receives written notice from Tenant of said interruption. In the event said interruption continues for more than 15 days, Tenant shall have the option to terminate this Lease without further liability to Landlord.

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27.         Remedies

Landlord and Tenant shall have all remedies available at law or equity to enforce this Lease, and to proceed against the other party for any default of this Lease.

28.         Attorney's Fees

If either party becomes a party to any litigation concerning this Lease, the Premises, or the Building or other improvements in which the Premises are located, by reason of any act or omission of the other party or its authorized representatives, the party that causes the other party to become involved in the litigation shall be liable to that party for the reasonable attorneys' fees and court costs incurred by it in the litigation.

If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the losing party reasonable attorneys' fees and costs of suit.

29.         Agency Disclosure

Tenant represents and warrants that it has not consulted or negotiated with any broker, finder or agent with regard to this Lease.

30.         Force Majeure

In the event that either party shall be delayed or hindered in or prevented from doing or performing any act required in this Lease by reason of strikes, lock-outs, casualties, Acts of God, labor troubles, inability to procure materials, failure of power, governmental laws or regulations, riots, insurrection, war or other causes beyond the reasonable control of such party, then such party shall not be liable or responsible for any such delays and the doing or performing of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

31.         Consent or Approval

In each and every instance where the consent or approval of either party is required by the other party, said consent or approval shall be given in a prompt manner, and shall not be unreasonably withheld.

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32.         Heirs and Assigns

All of the covenants, agreements, terms and conditions contained in this Lease shall inure to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns.

33.         Entire Agreement

This Lease sets forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and there are no covenants, promises, agreements, conditions or understandings either oral or written, between them other than as are herein set forth.

34.         Continuous Occupancy

Notwithstanding anything to the contrary in the Lease, if during the term of this Lease and any extensions hereof, so long as Tenant shall continue to pay rent as outlined herein, Tenant shall not be considered in default of this Lease by reason of abandonment or non-use in the event the Tenant's employee(s) vacates or fails to initially occupy the Premises. Tenant will use its best efforts to locate other employees to occupy the Premises.  Tenant shall maintain the interior appearance of the Premises in a clean and orderly fashion at all times.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute and acknowledge this Lease as of the day and year first set forth above.

Landlord:	Tenant:
Murphy RE Holding LLC	The Good Earth Organics Supply LLC

/s/ Timothy J. Clark	/s/ Timothy J. Clark
By: Timothy J. Clark	By: Timothy J. Clark

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